Exhibit 15

August 9, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 9, 2013 on our review of interim financial information of GFI Group Inc. for the six month periods ended June 30, 2013 and June 30, 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in its Registration Statements on No. 333-122905, No. 333-152027, No. 333-160344, No. 333-167678, No. 333-175271,No. 333-182438, and No. 333-189602 on Form S-8. With respect to the unaudited condensed consolidated financial information of GFI Group Inc. and its subsidiaries as of June 30, 2013 and June 30, 2012 and for the three-month periods ended June 30, 2013 and June 30, 2012, we reported that we have applied limited procedures in accordance with professional standards in our review of such information. However, our report dated August 9, 2013 states that we did not audit and we do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on our report should be restricted in light of the limited nature of the review procedures applied.

Very truly yours,

/s/ PricewaterhouseCoopers LLP